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Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2014

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
AB Partners C.V	Netherlands
Activision Blizzard UK Limited	U.K.
Activision Publishing, Inc	U.S.—Delaware
Activision Publishing Minneapolis, Inc	U.S.—Delaware
ATVI C.V	Netherlands
Blizzard Entertainment SAS	France
Blizzard Entertainment, Inc	U.S.—Delaware
CDH Consolidated	U.K.
Coöperatie Activision Blizzard International U.A	Netherlands
Infinity Ward, Inc	U.S.—Delaware
Neversoft Entertainment, Inc	U.S.—Delaware
Sledghammer Games, Inc	U.S.—Delaware
Treyarch Corporation	U.S.—Delaware

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  Exhibit 21.1
MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2014